Exhibit 99.2

Form of TransAsia Lawyers PRC Legal Opinion

I.	Definitions

The following terms as used in this Opinion are defined as follows:

“1Verge Information”	means 1Verge Information Technology (Beijing) Co., Ltd., a company incorporated under the PRC Laws.

“1Verge Internet”	means 1Verge Internet Technology (Beijing) Co., Ltd., a company incorporated under the PRC Laws and of which 100% equity interest is directly owned by the Company.

“Group Companies”	means the Company, Jet Brilliant Hong Kong, and the PRC Companies.

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the PRC Companies in the PRC.

“Governmental Authorization”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any Government Agency.

“Intellectual Property”	means trademarks, trade names, patent rights, copyrights, computer software, domain names, licenses, trade secrets, inventions, technology, know-how and other intellectual property and similar rights.

“Jet Brilliant Beijing”	means Beijing Jet Brilliant Advertising Co., Ltd., a company incorporated under the PRC Laws.

“Jet Brilliant Hong Kong”	means Jet Brilliant Limited, a company incorporated under the laws of Hong Kong and of which 100% equity interest is directly owned by the Company.

“Jiaheyi”	means Jiaheyi Advertising (Beijing) Co., Ltd., a company incorporated under the PRC Laws.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Group Companies taken as a whole.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Companies”	means the PRC Wholly Owned Subsidiaries, 1Verge Information and Jiaheyi.

“PRC Individuals”	means all individual shareholders of 1Verge Information and Jiaheyi who are PRC residents.

“PRC Wholly Owned Subsidiaries”	mean 1Verge Internet and Jet Brilliant Beijing.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Renminbi”	means the lawful currency of the PRC.

“SAFE”	means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules”	means the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, promulgated by the State Administration of Foreign Exchange of the PRC on October 21, 2005, and the Notice of the General Affairs Department of the State Administration of Foreign Exchange on Printing and Distributing the Implementing Rules for the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, promulgated by the State Administration of Foreign Exchange of the PRC on May 29, 2007.

“U.S. dollars”	means the lawful currency of the United States of America.

II.	Opinions

(i)	Each of the PRC Wholly Owned Subsidiaries has been duly incorporated and is validly existing as a foreign invested enterprise with limited liability and legal person status under the PRC Laws. Each of the PRC Companies other than the PRC Wholly Owned Subsidiaries has been duly incorporated and is validly existing as a PRC domestic company with limited liability and legal person status under the PRC Laws;

(ii)	The articles of association and business license of each of the PRC Companies comply with the requirements of the PRC Laws and are in full force and effect. Except for any contemplated or ongoing applications for additional Governmental Authorizations as disclosed in the Prospectus and to the best of our knowledge after due and reasonable inquiries, the business carried out by each PRC Company complies with its articles of association in effect and is within the business scope descried in its current business license;

(iii)	All of the equity interests in each of the PRC Companies have been duly authorized and all of the registered capital of each of the PRC Companies has been fully and timely paid in accordance with PRC Laws, except that 85% of the registered capital of Jet Brilliant Beijing is not due and therefore unpaid as of the date hereof. Each of the PRC Companies has duly obtained all Governmental Authorizations that are required under PRC Laws for the ownership interest by its respective shareholders as set out in Schedule 1 hereto of its equity interests. All of the equity interests of each of the PRC Companies are legally owned directly by the entities or individuals in the percentages as set out in Schedule 1 hereto after the respective names of the PRC Companies. To the best of our knowledge after due and reasonable inquiries, except for the pledge and option on such equity interests disclosed in the Prospectus, all of the equity interests of each of the PRC Companies are free and clear of all liens, charges or any other encumbrances, equities or claims and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies;

(iv)	To the best of our knowledge after due and reasonable inquiries, except for the Group Companies, the Company has no other subsidiaries and does not own or control, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or any other person in the PRC, except for the minority investment in Trade Lead Investments Limited made by the Company;

(v)	To the best of our knowledge after due and reasonable inquiries, except for Jiaheyi, none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee or similar officers in respect of the assets of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies;

(vi)	Each of the PRC Companies has full legal right, power and authority (corporate and other) to own, use, lease and operate its assets and, except as disclosed in the Prospectus, to conduct its business in the manner presently conducted and as described in the Prospectus. Except as disclosed in the Prospectus, each of the PRC Companies has all necessary Governmental Authorizations to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus and such necessary Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Prospectus, except for those Governmental Authorizations the absence of or failure to obtain or maintain which would not result in a Material Adverse Effect. Except as disclosed in the Prospectus and to the best of our knowledge after due and reasonable inquiry, (i) each of the PRC Companies is in compliance with the provisions of such necessary Governmental Authorizations in all material respects, (ii) none of the PRC Companies has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations, and (iii) no circumstances have arisen such that any of such Governmental Authorizations may be revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon its expiration date, except, in each case above, any such incompliance, notification of proceedings, revocation, suspension, withdrawal, cancellation, withdrawal or failure to renew which would not result in a Material Adverse Effect;

(vii)	To the best of our knowledge after due and reasonable inquiry and except as disclosed in the Prospectus, none of the PRC Companies is in breach or violation of or in default, as the case may be, under (i) its articles of association and business license, (ii) any obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by the PRC Laws (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute default under or give the holder of any indebtedness the right to require the repurchase, redemption or repayment of all or part of such indebtedness), (iii) the terms or provisions of any Control Agreement (as defined below), (iv) any other obligation, license, lease, contract or other agreement or instrument governed by the PRC Laws to which any of the PRC Companies is a party or by which any of them may be bound or affected, or (v) any PRC Laws, or any decree, judgment or order of any Government Agency or any court in the PRC applicable to any of the PRC Companies, except, in each case of (ii) to (v) above, for such breach or violation or default, as the case may be, that would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect;

(viii)	To the best of our knowledge after due and reasonable inquiries and except as disclosed in the Prospectus, the leasehold interests in connection with the real property and buildings located in the PRC and held under lease by any of the PRC Companies are fully protected by the terms of the relevant lease agreements, which are valid and binding under the PRC Laws in all material respects, with such exceptions as are not material and do not interfere with the use made of such real property and buildings by any of the PRC Companies in all material respects;

(ix)	To the best of our knowledge and except as disclosed in the Prospectus, each PRC Company owns or has valid licenses in full force and effect or otherwise has the legal right to use all Intellectual Property currently employed by it in connection with the business currently operated by it and none of the PRC Companies possesses any other Intellectual Property, except insofar as would not, individually or in the aggregate, have a Material Adverse Effect. To the best of our knowledge after due and reasonable inquiry, and except as disclosed in the Prospectus, (i) there are no rights of third parties to any of the Intellectual Property owned by the PRC Companies; (ii) there is no pending action, suit, proceeding or claim by others challenging the PRC Companies’ rights to, or the violation of any of the terms of, any of their Intellectual Property; (iii) there is no pending action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any the PRC Company’s Intellectual Property; (iv) there is no pending action, suit, proceeding or claim by others that any of the PRC Companies infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property of others; except in each case covered by (i) to (iv) above such as would not, if determined adversely to any of the PRC Companies, individually or in the aggregate, have a Material Adverse Effect;

(x)	The descriptions of the corporate structure of the PRC Companies and the Control Agreements (as defined below) set forth in “Corporate Structure” section of the Prospectus are true and accurate in all material respects. Insofar as PRC Laws are concerned, the corporate structure of the Company (including the shareholding structure of each of the PRC Companies) as described in the Prospectus does not violate, breach, contravene or conflict with any applicable PRC Laws;

(xi)	Each of the agreements set forth in Schedule 2 hereto (the “Control Agreements”) has been duly authorized, executed and delivered by the PRC Companies and PRC Individuals who are parties thereto, and all Governmental Authorizations in respect of the Control Agreements to ensure the legality and enforceability in evidence of each of the Control Agreements in the PRC have been duly obtained, except as disclosed in the Prospectus; and each of the Group Companies has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each of the Group Companies or PRC Individuals has the power and capacity (corporate or otherwise) to enter into and to perform its/his/her obligations under such Control Agreements; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and does not violate any requirements of the PRC Laws. No further Governmental Authorizations are required under the PRC Laws in connection with the Control Agreements or the performance of the terms thereof except for the Governmental Authorizations in connection with (x) the trademark license and (y) the future transfer of the equity interest in 1Verge Information and/or Jiaheyi, as the case may be, as contemplated under the applicable Control Agreements;

(xii)	The execution and delivery by each of the PRC Companies and the PRC Individuals of, and the performance by each of the PRC Companies and the PRC Individuals of its/his/her obligations under, each of the Control Agreements to which it/he/she is a party and the consummation by each of the PRC Companies and the PRC Individuals of the transactions contemplated therein will not: (i) result in any violation of the business license, the articles of association of the PRC Companies, or Government Authorizations; (ii) result in any violation of any PRC Laws, except as disclosed in the Prospectus, or (iii) to the best of our knowledge after due and reasonable inquiry, result in a breach or violation of or constitute a default under arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant PRC Companies, as the case may be, any agreement or instrument governed by the PRC Laws, to which any of them is expressed to be a party or which is binding on any of them or any of their assets, except where, in respect of (iii) above, such violation, breach or default which, individually or in the aggregate, would not have a Material Adverse Effect;

(xiii)	To the best of our knowledge after due and reasonable inquiries and except as disclosed in the Prospectus, there are no current or pending legal, arbitration or governmental proceedings, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, or actions before any court, arbitration body or any Government Agencies in the PRC to which any of the Group Companies is a party or of which any property of the Group Companies is the subject, which, if determined adversely to any of the Group Companies, would individually or in the aggregate have a Material Adverse Effect;

(xiv)	Except as disclosed in the Prospectus, (i) all dividends and other distributions declared and payable upon the equity interests in the PRC Wholly Owned Subsidiaries may under the current PRC Laws be paid to their respective shareholders in Renminbi that may be converted into U.S. dollars and freely transferred out of the PRC, provided that the remittance of such dividends outside the PRC complies with the procedures required by the relevant PRC Laws on foreign exchange (including the overseas investment registrations by the Company’s ultimate shareholders who are PRC residents, if applicable), and (ii) all such dividends and other distributions are not subject to any taxes or deductions in the PRC;

(xv)	To the best of our knowledge after due and reasonable inquiry, (i) all returns, reports or filings which ought to have been made in respect of the Group Companies for taxation purposes as required by the PRC Laws have been made and are not the subject of any dispute with any Governmental Agency; and (ii) none of the PRC Companies has been investigated, claimed or penalized for any material PRC tax incompliance which might be assessed against it or any penalty imposed in connection with any late payment of PRC taxes;

(xvi)	The tax registration certificate of each of the PRC Companies issued by the competent Government Agencies complies with the requirements of PRC Laws in all material respects and are in full force and effect;

(xvii)	The SAFE Rules require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. The SAFE Rules provide that PRC residents include both PRC citizens, meaning any individual who holds a PRC passport or resident identification card, and individuals who are non-PRC citizens but primarily reside in the PRC due to their economic ties to China. As disclosed in the Registration Statement, Mr. Victor Koo, the founder and chief executive officer of the Company and the PRC Individuals, Qiong Qin and Dele Liu, have not been requested to file the registration and amendments pursuant to the SAFE Rules with the competent local branch of the SAFE, for reasons as set forth below:

(1)	both PRC Individuals are PRC citizens and have not conducted any direct or indirect offshore investment activities or held any shares, directly or indirectly in any of the Company or Jet Brilliant Hong Kong; therefore, these PRC resident shareholders are not required to file the registrations and amendments pursuant to the SAFE Rules;

(2)	based on the inquiries with the competent local branch of SAFE by Mr. Koo, the founder of the Company, who is a permanent resident of Hong Kong: given the lack of any publicly-available implementing rules or official interpretations issued by the SAFE regarding the issue of whether the registration and amendment filing requirements under SAFE Rules should apply to non-PRC citizens, despite that Mr. Koo stays in mainland China for over 183 days per annum, he should not be deemed a PRC resident for purposes of filing the registration and amendments pursuant to the SAFE Rules, and any attempt to submit an application to such local SAFE branch with respect to the filing of registration for Mr. Koo’s investment and shareholdings in the Company will not be officially accepted or examined.

However, we cannot conclude that the SAFE or the local branch responsible for PRC Wholly Owned Subsidiaries’ foreign exchange registrations will not later alter their position on and interpretation of the applicability of SAFE Rules to Mr. Koo and/or the PRC Individuals. Further, we cannot assure that in the event that the registration procedures set forth in SAFE Rules become applicable to Mr. Koo and/or the PRC Individuals, all of these individuals can successfully make or update any applicable registration or obtain necessary approval required by SAFE Rules for reasons such as the relevant local SAFE branch declines to accept the applications;

(xviii)	Except as disclosed in the Prospectus and to the best of our knowledge, the application of the net proceeds to be received by the Company from the Offering described under the caption “Use of Proceeds” of the Prospectus, does not (i) contravene any PRC Laws, or the articles of association and business license of any PRC Companies, or (ii) contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument governed by PRC Laws and binding upon any PRC Companies, or any judgment, order or decree of any Governmental Agency, except in (ii) such as would not, individually or in the aggregate, have a Material Adverse Effect;

(xix)	The statements set forth in the Prospectus under the captions “Risk Factors,” “Corporate Structure,” “Management’s Discussion and Analysis of Financial, Condition and Results of Operations – Selected Statements of Operation Items – Taxation – PRC,” “Enforceability of Civil Liabilities,” “Business,” “Regulation,” “Related Party Transactions-Contractual Arrangements with 1Verge Information and Jiaheyi,” and “Taxation -PRC Taxation” in each case insofar as such statements purport to constitute summaries of the matters of PRC law, fairly reflect the matters purported to be summarized and are true and correct in all material respects;

(xx)	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006. The M&A Rule purports, among other things to require offshore special purpose vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rule and other PRC Laws and regulations, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. As disclosed in the Registration Statement, under current PRC Laws, neither CSRC approval nor any other Governmental Authorization is required in the context of the Offering, because (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like the Company’s under the Prospectus are subject to this regulation, and (2) given that 1Verge Information and 1Verge Internet were incorporated before September 8, 2006, the effective date of this regulation, and that no provision in this regulation clearly classified contractual arrangements as a type of transaction subject to its regulation, the Company is not required to submit an application to the CSRC for its approval of the listing and trading of its ADSs on NYSE;

(xxi)	None of the PRC Companies is entitled to any immunity from any legal proceedings or other legal process or from enforcement, execution or attachment in respect of their obligations in the transactions contemplated under any of the Control Agreements to which it is a party; each of the PRC Companies can sue and be sued in its own name under the PRC Laws;

(xxii)	There are no reporting obligations to any Governmental Agency under PRC Laws on the holders of the Offered Securities who are not PRC residents by virtue only of holding such the Offered Securities; and

We hereby consent to the use of this opinion in, and its being filed as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

SCHEDULE 1

List of PRC Companies and Their Shareholding Information

	Full Name	Abbreviation	Shareholder(s)	Shareholding Percentage(s)
1.	1Verge Internet Technology (Beijing) Co., Ltd.	1Verge Internet	Company	100%
2.	Beijing Jet Brilliant Advertising Co., Ltd.	Jet Brilliant Beijing	Jet Brilliant Hong Kong	100%
3.	1Verge Information Technology (Beijing) Co. Ltd.	1Verge Information	Qiong Qin Dele Liu	80 20	% %
4.	Jiaheyi Advertising (Beijing) Co., Ltd.	Jiaheyi	Qiong Qin Dele Liu	80 20	% %

SCHEDULE 2

List of Control Agreements